SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                             ----------------------


                                 SCHEDULE 13D/A
                                 (rule 13d-101)

                    Under the Securities Exchange Act of 1934


                                (Amendment No. 1)


                                 Microtune, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                         COMMON STOCK, $0.001 PAR VALUE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    59514P109
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                 Thomas O. Hicks
                         200 Crescent Court, Suite 1600
                               Dallas, Texas 75201
                                 (214) 740-7300
--------------------------------------------------------------------------------
                  (Name, address and telephone number of person
                authorized to receive notices and communications)



                                 August 3, 2001
--------------------------------------------------------------------------------
             (Date of event which requires filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), (f) or (g), check the following box.



                         (Continued on following pages)

-------------------------------------------------                     -------------------------------------------------
CUSIP No. 59514P109                                       13D                                Page 2
-------------------------------------------------                     -------------------------------------------------

========= =============================================================================================================
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

              Mr. Thomas O. Hicks
--------- -------------------------------------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                        (a) [ ]
                                                                                        (b) [X]

--------- -------------------------------------------------------------------------------------------------------------
3         SEC USE ONLY

--------- -------------------------------------------------------------------------------------------------------------
4         SOURCE OF FUNDS
             N/A
--------- -------------------------------------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                                               [ ]
--------- -------------------------------------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
-------------------------------------------- ------- ------------------------------------------------------------------
                                             7       SOLE VOTING POWER
                 NUMBER OF
                  SHARES                             43,685
               BENEFICIALLY                  ------- ------------------------------------------------------------------
                 OWNED BY                    8       SHARED VOTING POWER
                   EACH
                 REPORTING                           8,002,231
                  PERSON                     ------- ------------------------------------------------------------------
                   WITH                      9       SOLE DISPOSITIVE POWER

                                                     43,685
                                             ------- ------------------------------------------------------------------
                                             10      SHARED DISPOSITIVE POWER

                                                     8,002,231
--------- -------------------------------------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          8,045,916
--------- -------------------------------------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
          EXCLUDES CERTAIN SHARES
                                                                                          [ ]
--------- -------------------------------------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          20.4%
--------- -------------------------------------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          IN
========= =============================================================================================================

* The reporting person expressly disclaims (i) the existence of any group and (ii) beneficial ownership with respect to any shares other than the shares owned of record by such reporting person. See Item 5.


-------------------------------------------------                     -------------------------------------------------
CUSIP No. 59514P109                                       13D                                Page 3
-------------------------------------------------                     -------------------------------------------------

========= =============================================================================================================
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

              HM 1-FOF Coinvestors Cayman, L.P.
--------- -------------------------------------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                        (a) [ ]
                                                                                        (b) [X]

--------- -------------------------------------------------------------------------------------------------------------
3         SEC USE ONLY

--------- -------------------------------------------------------------------------------------------------------------
4         SOURCE OF FUNDS
             N/A
--------- -------------------------------------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                                          [ ]
--------- -------------------------------------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Cayman Islands
-------------------------------------------- ------- ------------------------------------------------------------------
                                             7       SOLE VOTING POWER
                 NUMBER OF
                  SHARES                             0
               BENEFICIALLY                  ------- ------------------------------------------------------------------
                 OWNED BY                    8       SHARED VOTING POWER
                   EACH
                 REPORTING                           336
                  PERSON                     ------- ------------------------------------------------------------------
                   WITH                      9       SOLE DISPOSITIVE POWER

                                                     0
                                             ------- ------------------------------------------------------------------
                                             10      SHARED DISPOSITIVE POWER

                                                     336
--------- -------------------------------------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          336
--------- -------------------------------------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
          EXCLUDES CERTAIN SHARES

--------- -------------------------------------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          less than 0.1%
--------- -------------------------------------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          PN
========= =============================================================================================================

* The reporting person expressly disclaims (i) the existence of any group and (ii) beneficial ownership with respect to any shares other than the shares owned of record by such reporting person. See Item 5.

-------------------------------------------------                     -------------------------------------------------
CUSIP No. 59514P109                                       13D                                Page 4
-------------------------------------------------                     -------------------------------------------------

========= =============================================================================================================
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

              Hicks, Muse GP Partners L.A. Cayman, L.P.
--------- -------------------------------------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                        (a) [ ]
                                                                                        (b) [X]

--------- -------------------------------------------------------------------------------------------------------------
3         SEC USE ONLY

--------- -------------------------------------------------------------------------------------------------------------
4         SOURCE OF FUNDS
             N/A
--------- -------------------------------------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

--------- -------------------------------------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Cayman Islands
-------------------------------------------- ------- ------------------------------------------------------------------
                                             7       SOLE VOTING POWER
                 NUMBER OF
                  SHARES                             0
               BENEFICIALLY                  ------- ------------------------------------------------------------------
                 OWNED BY                    8       SHARED VOTING POWER
                   EACH
                 REPORTING                           336
                  PERSON                     ------- ------------------------------------------------------------------
                   WITH                      9       SOLE DISPOSITIVE POWER

                                                     0
                                             ------- ------------------------------------------------------------------
                                             10      SHARED DISPOSITIVE POWER

                                                     336
--------- -------------------------------------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          336
--------- -------------------------------------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
          EXCLUDES CERTAIN SHARES
                                                                                               [ ]
--------- -------------------------------------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          less than 0.1%
--------- -------------------------------------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          PN
========= =============================================================================================================

* The reporting person expressly disclaims (i) the existence of any group and (ii) beneficial ownership with respect to any shares other than the shares owned of record by such reporting person. See Item 5.


-------------------------------------------------                     -------------------------------------------------
CUSIP No. 59514P109                                       13D                                Page 5
-------------------------------------------------                     -------------------------------------------------

========= =============================================================================================================
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

              Hicks, Muse Latin America Fund GP Cayman, L.L.C.
--------- -------------------------------------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                        (a) [ ]
                                                                                        (b) [X]

--------- -------------------------------------------------------------------------------------------------------------
3         SEC USE ONLY

--------- -------------------------------------------------------------------------------------------------------------
4         SOURCE OF FUNDS
             N/A
--------- -------------------------------------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                                            [ ]
--------- -------------------------------------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Cayman Islands
-------------------------------------------- ------- ------------------------------------------------------------------
                                             7       SOLE VOTING POWER
                 NUMBER OF
                  SHARES                             0
               BENEFICIALLY                  ------- ------------------------------------------------------------------
                 OWNED BY                    8       SHARED VOTING POWER
                   EACH
                 REPORTING                           336
                  PERSON                     ------- ------------------------------------------------------------------
                   WITH                      9       SOLE DISPOSITIVE POWER

                                                     0
                                             ------- ------------------------------------------------------------------
                                             10      SHARED DISPOSITIVE POWER

                                                     336
--------- -------------------------------------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          336
--------- -------------------------------------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
          EXCLUDES CERTAIN SHARES
                                                                                               [ ]
--------- -------------------------------------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          less than 0.1%
--------- -------------------------------------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          OO
========= =============================================================================================================

* The reporting person expressly disclaims (i) the existence of any group and (ii) beneficial ownership with respect to any shares other than the shares owned of record by such reporting person. See Item 5.


-------------------------------------------------                     -------------------------------------------------
CUSIP No. 59514P109                                       13D                                Page 6
-------------------------------------------------                     -------------------------------------------------

========= =============================================================================================================
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

              HMTF Equity Fund IV (1999) Cayman, L.P.
--------- -------------------------------------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                        (a) [ ]
                                                                                        (b) [X]

--------- -------------------------------------------------------------------------------------------------------------
3         SEC USE ONLY

--------- -------------------------------------------------------------------------------------------------------------
4         SOURCE OF FUNDS
             N/A
--------- -------------------------------------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                                               [ ]
--------- -------------------------------------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Cayman Islands
-------------------------------------------- ------- ------------------------------------------------------------------
                                             7       SOLE VOTING POWER
                 NUMBER OF
                  SHARES                             0
               BENEFICIALLY                  ------- ------------------------------------------------------------------
                 OWNED BY                    8       SHARED VOTING POWER
                   EACH
                 REPORTING                           3,698,007
                  PERSON                     ------- ------------------------------------------------------------------
                   WITH                      9       SOLE DISPOSITIVE POWER

                                                     0
                                             ------- ------------------------------------------------------------------
                                             10      SHARED DISPOSITIVE POWER

                                                     3,698,007
--------- -------------------------------------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          3,698,007
--------- -------------------------------------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
          EXCLUDES CERTAIN SHARES
                                                                                               [ ]
--------- -------------------------------------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          9.4%
--------- -------------------------------------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          PN
========= =============================================================================================================

* The reporting person expressly disclaims (i) the existence of any group and (ii) beneficial ownership with respect to any shares other than the shares owned of record by such reporting person. See Item 5.

-------------------------------------------------                     -------------------------------------------------
CUSIP No. 59514P109                                       13D                                Page 7
-------------------------------------------------                     -------------------------------------------------

========= =============================================================================================================
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

              HMTF Private Equity Fund IV (1999) Cayman, L.P.
--------- -------------------------------------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                        (a) [ ]
                                                                                        (b) [X]

--------- -------------------------------------------------------------------------------------------------------------
3         SEC USE ONLY

--------- -------------------------------------------------------------------------------------------------------------
4         SOURCE OF FUNDS
             N/A
--------- -------------------------------------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                                               [ ]
--------- -------------------------------------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Cayman Islands
-------------------------------------------- ------- ------------------------------------------------------------------
                                             7       SOLE VOTING POWER
                 NUMBER OF
                  SHARES                             0
               BENEFICIALLY                  ------- ------------------------------------------------------------------
                 OWNED BY                    8       SHARED VOTING POWER
                   EACH
                 REPORTING                           26,196
                  PERSON                     ------- ------------------------------------------------------------------
                   WITH                      9       SOLE DISPOSITIVE POWER

                                                     0
                                             ------- ------------------------------------------------------------------
                                             10      SHARED DISPOSITIVE POWER

                                                     26,196
--------- -------------------------------------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          26,196
--------- -------------------------------------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
          EXCLUDES CERTAIN SHARES
                                                                                     [ ]
--------- -------------------------------------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          0.1%
--------- -------------------------------------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          PN
========= =============================================================================================================

* The reporting person expressly disclaims (i) the existence of any group and (ii) beneficial ownership with respect to any shares other than the shares owned of record by such reporting person. See Item 5.

-------------------------------------------------                     -------------------------------------------------
CUSIP No. 59514P109                                       13D                                Page 8
-------------------------------------------------                     -------------------------------------------------

========= =============================================================================================================
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

              HM Equity Fund IV/GP Cayman, L.P.
--------- -------------------------------------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                        (a) [ ]
                                                                                        (b) [X]

--------- -------------------------------------------------------------------------------------------------------------
3         SEC USE ONLY

--------- -------------------------------------------------------------------------------------------------------------
4         SOURCE OF FUNDS
             N/A
--------- -------------------------------------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                                               [ ]
--------- -------------------------------------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Cayman Islands
-------------------------------------------- ------- ------------------------------------------------------------------
                                             7       SOLE VOTING POWER
                 NUMBER OF
                  SHARES                             0
               BENEFICIALLY
                 OWNED BY
                   EACH
                 REPORTING
                  PERSON
                   WITH
-------------------------------------------- ------- ------------------------------------------------------------------
                                             8       SHARED VOTING POWER

                                                     3,724,203
-------------------------------------------- ------- ------------------------------------------------------------------
                                             9       SOLE DISPOSITIVE POWER

                                                     0
-------------------------------------------- ------- ------------------------------------------------------------------
                                             10      SHARED DISPOSITIVE POWER

                                                     3,724,203
--------- -------------------------------------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          3,724,203
--------- -------------------------------------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
          EXCLUDES CERTAIN SHARES
                                                                                                    [ ]
--------- -------------------------------------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          9.5%
--------- -------------------------------------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          PN
========= =============================================================================================================

* The reporting person expressly disclaims (i) the existence of any group and (ii) beneficial ownership with respect to any shares other than the shares owned of record by such reporting person. See Item 5.


-------------------------------------------------                     -------------------------------------------------
CUSIP No. 59514P109                                       13D                                Page 9
-------------------------------------------------                     -------------------------------------------------

========= =============================================================================================================
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

              Hicks, Muse PG-IV (1999), C.V.
--------- -------------------------------------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                        (a) [ ]
                                                                                        (b) [X]

--------- -------------------------------------------------------------------------------------------------------------
3         SEC USE ONLY

--------- -------------------------------------------------------------------------------------------------------------
4         SOURCE OF FUNDS
             N/A
--------- -------------------------------------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                                            [ ]
--------- -------------------------------------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Netherlands
-------------------------------------------- ------- ------------------------------------------------------------------
                                             7       SOLE VOTING POWER
                 NUMBER OF
                  SHARES                             0
               BENEFICIALLY
                 OWNED BY
                   EACH
                 REPORTING
                  PERSON
                   WITH
-------------------------------------------- ------- ------------------------------------------------------------------
                                             8       SHARED VOTING POWER

                                                     196,877
-------------------------------------------- ------- ------------------------------------------------------------------
                                             9       SOLE DISPOSITIVE POWER

                                                     0
-------------------------------------------- ------- ------------------------------------------------------------------
                                             10      SHARED DISPOSITIVE POWER

                                                     196,877
--------- -------------------------------------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          196,877
--------- -------------------------------------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
          EXCLUDES CERTAIN SHARES
                                                                                                    [ ]
--------- -------------------------------------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          0.5%
--------- -------------------------------------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          PN
========= =============================================================================================================

* The reporting person expressly disclaims (i) the existence of any group and (ii) beneficial ownership with respect to any shares other than the shares owned of record by such reporting person. See Item 5.

-------------------------------------------------                     -------------------------------------------------
CUSIP No. 59514P109                                       13D                                Page 10
-------------------------------------------------                     -------------------------------------------------

========= =============================================================================================================
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

              HM Equity Fund IV/GP Partners (1999), C.V.
--------- -------------------------------------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                        (a) [ ]
                                                                                        (b) [X]

--------- -------------------------------------------------------------------------------------------------------------
3         SEC USE ONLY

--------- -------------------------------------------------------------------------------------------------------------
4         SOURCE OF FUNDS
             N/A
--------- -------------------------------------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                                                    [ ]
--------- -------------------------------------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Netherlands
-------------------------------------------- ------- ------------------------------------------------------------------
                                             7       SOLE VOTING POWER
                 NUMBER OF
                  SHARES                             0
               BENEFICIALLY
                 OWNED BY
                   EACH
                 REPORTING
                  PERSON
                   WITH
-------------------------------------------- ------- ------------------------------------------------------------------
                                             8       SHARED VOTING POWER

                                                     196,877
-------------------------------------------- ------- ------------------------------------------------------------------
                                             9       SOLE DISPOSITIVE POWER

                                                     0
-------------------------------------------- ------- ------------------------------------------------------------------
                                             10      SHARED DISPOSITIVE POWER

                                                     196,877
--------- -------------------------------------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          196,877
--------- -------------------------------------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
          EXCLUDES CERTAIN SHARES
                                                                                                [ ]
--------- -------------------------------------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          0.5%
--------- -------------------------------------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          PN
========= =============================================================================================================

* The reporting person expressly disclaims (i) the existence of any group and (ii) beneficial ownership with respect to any shares other than the shares owned of record by such reporting person. See Item 5.

-------------------------------------------------                     -------------------------------------------------
CUSIP No. 59514P109                                       13D                                Page 11
-------------------------------------------------                     -------------------------------------------------

========= =============================================================================================================
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

              HM 4-P Coinvestors Cayman, L.P.
--------- -------------------------------------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                        (a) [ ]
                                                                                        (b) [X]

--------- -------------------------------------------------------------------------------------------------------------
3         SEC USE ONLY

--------- -------------------------------------------------------------------------------------------------------------
4         SOURCE OF FUNDS
             N/A
--------- -------------------------------------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                                               [ ]
--------- -------------------------------------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Cayman Islands
-------------------------------------------- ------- ------------------------------------------------------------------
                                             7       SOLE VOTING POWER
                 NUMBER OF
                  SHARES                             0
               BENEFICIALLY
                 OWNED BY
                   EACH
                 REPORTING
                  PERSON
                   WITH
-------------------------------------------- ------- ------------------------------------------------------------------
                                             8       SHARED VOTING POWER

                                                     2,931
-------------------------------------------- ------- ------------------------------------------------------------------
                                             9       SOLE DISPOSITIVE POWER

                                                     0
-------------------------------------------- ------- ------------------------------------------------------------------
                                             10      SHARED DISPOSITIVE POWER

                                                     2,931
--------- -------------------------------------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          2,931
--------- -------------------------------------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
          EXCLUDES CERTAIN SHARES
                                                                                                    [ ]
--------- -------------------------------------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          less than 0.1%
--------- -------------------------------------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          PN
========= =============================================================================================================

* The reporting person expressly disclaims (i) the existence of any group and (ii) beneficial ownership with respect to any shares other than the shares owned of record by such reporting person. See Item 5.


-------------------------------------------------                     -------------------------------------------------
CUSIP No. 59514P109                                       13D                                Page 12
-------------------------------------------------                     -------------------------------------------------

========= =============================================================================================================
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

              HM 4-EN Coinvestors Cayman, L.P.
--------- -------------------------------------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                        (a) [ ]
                                                                                        (b) [X]

--------- -------------------------------------------------------------------------------------------------------------
3         SEC USE ONLY

--------- -------------------------------------------------------------------------------------------------------------
4         SOURCE OF FUNDS
             N/A
--------- -------------------------------------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                                                    [ ]
--------- -------------------------------------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Cayman Islands
-------------------------------------------- ------- ------------------------------------------------------------------
                                             7       SOLE VOTING POWER
                 NUMBER OF
                  SHARES                             0
               BENEFICIALLY
                 OWNED BY
                   EACH
                 REPORTING
                  PERSON
                   WITH
-------------------------------------------- ------- ------------------------------------------------------------------
                                             8       SHARED VOTING POWER

                                                     10,803
-------------------------------------------- ------- ------------------------------------------------------------------
                                             9       SOLE DISPOSITIVE POWER

                                                     0
-------------------------------------------- ------- ------------------------------------------------------------------
                                             10      SHARED DISPOSITIVE POWER

                                                     10,803
--------- -------------------------------------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          10,803
--------- -------------------------------------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
          EXCLUDES CERTAIN SHARES
                                                                                               [ ]
--------- -------------------------------------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          less than 0.1%
--------- -------------------------------------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          PN
========= =============================================================================================================

* The reporting person expressly disclaims (i) the existence of any group and (ii) beneficial ownership with respect to any shares other than the shares owned of record by such reporting person. See Item 5.


-------------------------------------------------                     -------------------------------------------------
CUSIP No. 59514P109                                       13D                                Page 13
-------------------------------------------------                     -------------------------------------------------

========= =============================================================================================================
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

              HM 4-EQ Coinvestors Cayman, L.P.
--------- -------------------------------------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                        (a) [ ]
                                                                                        (b) [X]

--------- -------------------------------------------------------------------------------------------------------------
3         SEC USE ONLY

--------- -------------------------------------------------------------------------------------------------------------
4         SOURCE OF FUNDS
             N/A
--------- -------------------------------------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                                                [ ]
--------- -------------------------------------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Cayman Islands
-------------------------------------------- ------- ------------------------------------------------------------------
                                             7       SOLE VOTING POWER
                 NUMBER OF
                  SHARES                             0
               BENEFICIALLY
                 OWNED BY
                   EACH
                 REPORTING
                  PERSON
                   WITH
-------------------------------------------- ------- ------------------------------------------------------------------
                                             8       SHARED VOTING POWER

                                                     60,445
-------------------------------------------- ------- ------------------------------------------------------------------
                                             9       SOLE DISPOSITIVE POWER

                                                     0
-------------------------------------------- ------- ------------------------------------------------------------------
                                             10      SHARED DISPOSITIVE POWER

                                                     60,445
--------- -------------------------------------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          60,445
--------- -------------------------------------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
          EXCLUDES CERTAIN SHARES
                                                                                               [ ]
--------- -------------------------------------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          0.2%
--------- -------------------------------------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          PN
========= =============================================================================================================

* The reporting person expressly disclaims (i) the existence of any group and (ii) beneficial ownership with respect to any shares other than the shares owned of record by such reporting person. See Item 5.

-------------------------------------------------                     -------------------------------------------------
CUSIP No. 59514P109                                       13D                                Page 14
-------------------------------------------------                     -------------------------------------------------

========= =============================================================================================================
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

              HM GP Partners IV Cayman, L.P.
--------- -------------------------------------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                        (a) [ ]
                                                                                        (b) [X]

--------- -------------------------------------------------------------------------------------------------------------
3         SEC USE ONLY

--------- -------------------------------------------------------------------------------------------------------------
4         SOURCE OF FUNDS
             N/A
--------- -------------------------------------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                                               [ ]
--------- -------------------------------------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Cayman Islands
-------------------------------------------- ------- ------------------------------------------------------------------
                                             7       SOLE VOTING POWER
                 NUMBER OF
                  SHARES                             0
               BENEFICIALLY
                 OWNED BY
                   EACH
                 REPORTING
                  PERSON
                   WITH
-------------------------------------------- ------- ------------------------------------------------------------------
                                             8       SHARED VOTING POWER

                                                     3,995,259
-------------------------------------------- ------- ------------------------------------------------------------------
                                             9       SOLE DISPOSITIVE POWER

                                                     0
-------------------------------------------- ------- ------------------------------------------------------------------
                                             10      SHARED DISPOSITIVE POWER

                                                     3,995,259
--------- -------------------------------------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          3,995,259
--------- -------------------------------------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
          EXCLUDES CERTAIN SHARES
                                                                                                    [ ]
--------- -------------------------------------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          10.1%
--------- -------------------------------------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          PN
========= =============================================================================================================

* The reporting person expressly disclaims (i) the existence of any group and (ii) beneficial ownership with respect to any shares other than the shares owned of record by such reporting person. See Item 5.

-------------------------------------------------                     -------------------------------------------------
CUSIP No. 59514P109                                       13D                                Page 15
-------------------------------------------------                     -------------------------------------------------

========= =============================================================================================================
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

              HM Fund IV Cayman, LLC
--------- -------------------------------------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                        (a) [ ]
                                                                                        (b) [X]

--------- -------------------------------------------------------------------------------------------------------------
3         SEC USE ONLY

--------- -------------------------------------------------------------------------------------------------------------
4         SOURCE OF FUNDS
             N/A
--------- -------------------------------------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                                               [ ]
--------- -------------------------------------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Cayman Islands
-------------------------------------------- ------- ------------------------------------------------------------------
                                             7       SOLE VOTING POWER
                 NUMBER OF
                  SHARES                             0
               BENEFICIALLY
                 OWNED BY
                   EACH
                 REPORTING
                  PERSON
                   WITH
-------------------------------------------- ------- ------------------------------------------------------------------
                                             8       SHARED VOTING POWER

                                                     3,995,259
-------------------------------------------- ------- ------------------------------------------------------------------
                                             9       SOLE DISPOSITIVE POWER

                                                     0
-------------------------------------------- ------- ------------------------------------------------------------------
                                             10      SHARED DISPOSITIVE POWER

                                                     3,995,259
--------- -------------------------------------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          3,995,259
--------- -------------------------------------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
          EXCLUDES CERTAIN SHARES
                                                                                                    [ ]
--------- -------------------------------------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          10.1%
--------- -------------------------------------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          OO
========= =============================================================================================================

* The reporting person expressly disclaims (i) the existence of any group and (ii) beneficial ownership with respect to any shares other than the shares owned of record by such reporting person. See Item 5.

-------------------------------------------------                     -------------------------------------------------
CUSIP No. 59514P109                                       13D                                Page 16
-------------------------------------------------                     -------------------------------------------------

========= =============================================================================================================
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

              HMEU 1-EN Coinvestors, L.P.
--------- -------------------------------------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                        (a) [ ]
                                                                                        (b) [X]

--------- -------------------------------------------------------------------------------------------------------------
3         SEC USE ONLY

--------- -------------------------------------------------------------------------------------------------------------
4         SOURCE OF FUNDS
             N/A
--------- -------------------------------------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                                                        [ ]
--------- -------------------------------------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Cayman Islands
-------------------------------------------- ------- ------------------------------------------------------------------
                                             7       SOLE VOTING POWER
                 NUMBER OF
                  SHARES                             0
               BENEFICIALLY
                 OWNED BY
                   EACH
                 REPORTING
                  PERSON
                   WITH
-------------------------------------------- ------- ------------------------------------------------------------------
                                             8       SHARED VOTING POWER

                                                     6,187
-------------------------------------------- ------- ------------------------------------------------------------------
                                             9       SOLE DISPOSITIVE POWER

                                                     0
-------------------------------------------- ------- ------------------------------------------------------------------
                                             10      SHARED DISPOSITIVE POWER

                                                     6,187
--------- -------------------------------------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          6,187
--------- -------------------------------------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
          EXCLUDES CERTAIN SHARES
                                                                                                    [ ]
--------- -------------------------------------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          less than 0.1%
--------- -------------------------------------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          PN
========= =============================================================================================================

* The reporting person expressly disclaims (i) the existence of any group and (ii) beneficial ownership with respect to any shares other than the shares owned of record by such reporting person. See Item 5.

-------------------------------------------------                     -------------------------------------------------
CUSIP No. 59514P109                                       13D                                Page 17
-------------------------------------------------                     -------------------------------------------------

========= =============================================================================================================
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

              HMEU 1-EQ Coinvestors, L.P.
--------- -------------------------------------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                        (a) [ ]
                                                                                        (b) [X]

--------- -------------------------------------------------------------------------------------------------------------
3         SEC USE ONLY

--------- -------------------------------------------------------------------------------------------------------------
4         SOURCE OF FUNDS
             N/A
--------- -------------------------------------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                                               [ ]
--------- -------------------------------------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Cayman Islands
-------------------------------------------- ------- ------------------------------------------------------------------
                                             7       SOLE VOTING POWER
                 NUMBER OF
                  SHARES                             0
               BENEFICIALLY
                 OWNED BY
                   EACH
                 REPORTING
                  PERSON
                   WITH
-------------------------------------------- ------- ------------------------------------------------------------------
                                             8       SHARED VOTING POWER

                                                     46,502
-------------------------------------------- ------- ------------------------------------------------------------------
                                             9       SOLE DISPOSITIVE POWER

                                                     0
-------------------------------------------- ------- ------------------------------------------------------------------
                                             10      SHARED DISPOSITIVE POWER

                                                     46,502
--------- -------------------------------------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          46,502
--------- -------------------------------------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
          EXCLUDES CERTAIN SHARES
                                                                                               [ ]
--------- -------------------------------------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          0.1%
--------- -------------------------------------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          PN
========= =============================================================================================================

* The reporting person expressly disclaims (i) the existence of any group and (ii) beneficial ownership with respect to any shares other than the shares owned of record by such reporting person. See Item 5.


-------------------------------------------------                     -------------------------------------------------
CUSIP No. 59514P109                                       13D                                Page 18
-------------------------------------------------                     -------------------------------------------------

========= =============================================================================================================
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

              HMEU 1-P Coinvestors, L.P.
--------- -------------------------------------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                        (a) [ ]
                                                                                        (b) [X]

--------- -------------------------------------------------------------------------------------------------------------
3         SEC USE ONLY

--------- -------------------------------------------------------------------------------------------------------------
4         SOURCE OF FUNDS
             N/A
--------- -------------------------------------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                                               [ ]
--------- -------------------------------------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Cayman Islands
-------------------------------------------- ------- ------------------------------------------------------------------
                                             7       SOLE VOTING POWER
                 NUMBER OF
                  SHARES                             0
               BENEFICIALLY
                 OWNED BY
                   EACH
                 REPORTING
                  PERSON
                   WITH
-------------------------------------------- ------- ------------------------------------------------------------------
                                             8       SHARED VOTING POWER

                                                     9,612
-------------------------------------------- ------- ------------------------------------------------------------------
                                             9       SOLE DISPOSITIVE POWER

                                                     0
-------------------------------------------- ------- ------------------------------------------------------------------
                                             10      SHARED DISPOSITIVE POWER

                                                     9,612
--------- -------------------------------------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          9,612
--------- -------------------------------------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
          EXCLUDES CERTAIN SHARES
                                                                                                    [ ]
--------- -------------------------------------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          less than 0.1%
--------- -------------------------------------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          PN
========= =============================================================================================================

* The reporting person expressly disclaims (i) the existence of any group and (ii) beneficial ownership with respect to any shares other than the shares owned of record by such reporting person. See Item 5.

-------------------------------------------------                     -------------------------------------------------
CUSIP No. 59514P109                                       13D                                Page 19
-------------------------------------------------                     -------------------------------------------------

========= =============================================================================================================
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

              HMEU Intermediate Partners I-C, L.P.
--------- -------------------------------------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                        (a) [ ]
                                                                                        (b) [X]

--------- -------------------------------------------------------------------------------------------------------------
3         SEC USE ONLY

--------- -------------------------------------------------------------------------------------------------------------
4         SOURCE OF FUNDS
             N/A
--------- -------------------------------------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                                               [ ]
--------- -------------------------------------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Cayman Islands
-------------------------------------------- ------- ------------------------------------------------------------------
                                             7       SOLE VOTING POWER
                 NUMBER OF
                  SHARES                             0
               BENEFICIALLY
                 OWNED BY
                   EACH
                 REPORTING
                  PERSON
                   WITH
-------------------------------------------- ------- ------------------------------------------------------------------
                                             8       SHARED VOTING POWER

                                                     62,301
-------------------------------------------- ------- ------------------------------------------------------------------
                                             9       SOLE DISPOSITIVE POWER

                                                     0
-------------------------------------------- ------- ------------------------------------------------------------------
                                             10      SHARED DISPOSITIVE POWER

                                                     62,301
--------- -------------------------------------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          62,301
--------- -------------------------------------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
          EXCLUDES CERTAIN SHARES
                                                                                               [ ]
--------- -------------------------------------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          0.2%
--------- -------------------------------------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          PN
========= =============================================================================================================

* The reporting person expressly disclaims (i) the existence of any group and (ii) beneficial ownership with respect to any shares other than the shares owned of record by such reporting person. See Item 5.

-------------------------------------------------                     -------------------------------------------------
CUSIP No. 59514P109                                       13D                                Page 20
-------------------------------------------------                     -------------------------------------------------

========= =============================================================================================================
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

              HMTF Europe Fund Cayman, L.P.
--------- -------------------------------------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                        (a) [ ]
                                                                                        (b) [X]

--------- -------------------------------------------------------------------------------------------------------------
3         SEC USE ONLY

--------- -------------------------------------------------------------------------------------------------------------
4         SOURCE OF FUNDS
             N/A
--------- -------------------------------------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                                               [ ]
--------- -------------------------------------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Cayman Islands
-------------------------------------------- ------- ------------------------------------------------------------------
                                             7       SOLE VOTING POWER
                 NUMBER OF
                  SHARES                             0
               BENEFICIALLY
                 OWNED BY
                   EACH
                 REPORTING
                  PERSON
                   WITH
-------------------------------------------- ------- ------------------------------------------------------------------
                                             8       SHARED VOTING POWER

                                                     3,621,304
-------------------------------------------- ------- ------------------------------------------------------------------
                                             9       SOLE DISPOSITIVE POWER

                                                     0
-------------------------------------------- ------- ------------------------------------------------------------------
                                             10      SHARED DISPOSITIVE POWER

                                                     3,621,304
--------- -------------------------------------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          3,621,304
--------- -------------------------------------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
          EXCLUDES CERTAIN SHARES
                                                                                                    [ ]
--------- -------------------------------------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          9.2%
--------- -------------------------------------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          PN
========= =============================================================================================================

* The reporting person expressly disclaims (i) the existence of any group and (ii) beneficial ownership with respect to any shares other than the shares owned of record by such reporting person. See Item 5.

-------------------------------------------------                     -------------------------------------------------
CUSIP No. 59514P109                                       13D                                Page 21
-------------------------------------------------                     -------------------------------------------------

========= =============================================================================================================
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

              HMTF Europe Private Fund Cayman, L.P.
--------- -------------------------------------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                        (a) [ ]
                                                                                        (b) [X]

--------- -------------------------------------------------------------------------------------------------------------
3         SEC USE ONLY

--------- -------------------------------------------------------------------------------------------------------------
4         SOURCE OF FUNDS
             N/A
--------- -------------------------------------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                                               [ ]
--------- -------------------------------------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Cayman Islands
-------------------------------------------- ------- ------------------------------------------------------------------
                                             7       SOLE VOTING POWER
                 NUMBER OF
                  SHARES                             0
               BENEFICIALLY
                 OWNED BY
                   EACH
                 REPORTING
                  PERSON
                   WITH
-------------------------------------------- ------- ------------------------------------------------------------------
                                             8       SHARED VOTING POWER

                                                     43,303
-------------------------------------------- ------- ------------------------------------------------------------------
                                             9       SOLE DISPOSITIVE POWER

                                                     0
-------------------------------------------- ------- ------------------------------------------------------------------
                                             10      SHARED DISPOSITIVE POWER

                                                     43,303
--------- -------------------------------------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          43,303
--------- -------------------------------------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
          EXCLUDES CERTAIN SHARES
                                                                                               [ ]
--------- -------------------------------------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          0.1%
--------- -------------------------------------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          PN
========= =============================================================================================================

* The reporting person expressly disclaims (i) the existence of any group and (ii) beneficial ownership with respect to any shares other than the shares owned of record by such reporting person. See Item 5.

-------------------------------------------------                     -------------------------------------------------
CUSIP No. 59514P109                                       13D                                Page 22
-------------------------------------------------                     -------------------------------------------------

========= =============================================================================================================
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

              HM PG Europe I, C.V.
--------- -------------------------------------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                        (a) [ ]
                                                                                        (b) [X]

--------- -------------------------------------------------------------------------------------------------------------
3         SEC USE ONLY

--------- -------------------------------------------------------------------------------------------------------------
4         SOURCE OF FUNDS
             N/A
--------- -------------------------------------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                                               [ ]
--------- -------------------------------------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Netherlands
-------------------------------------------- ------- ------------------------------------------------------------------
                                             7       SOLE VOTING POWER
                 NUMBER OF
                  SHARES                             0
               BENEFICIALLY
                 OWNED BY
                   EACH
                 REPORTING
                  PERSON
                   WITH
-------------------------------------------- ------- ------------------------------------------------------------------
                                             8       SHARED VOTING POWER

                                                     267,550
-------------------------------------------- ------- ------------------------------------------------------------------
                                             9       SOLE DISPOSITIVE POWER

                                                     0
-------------------------------------------- ------- ------------------------------------------------------------------
                                             10      SHARED DISPOSITIVE POWER

                                                     267,550
--------- -------------------------------------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          267,550
--------- -------------------------------------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
          EXCLUDES CERTAIN SHARES
                                                                                               [ ]
--------- -------------------------------------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          0.7%
--------- -------------------------------------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          PN
========= =============================================================================================================

* The reporting person expressly disclaims (i) the existence of any group and (ii) beneficial ownership with respect to any shares other than the shares owned of record by such reporting person. See Item 5.

-------------------------------------------------                     -------------------------------------------------
CUSIP No. 59514P109                                       13D                                Page 23
-------------------------------------------------                     -------------------------------------------------

========= =============================================================================================================
1         NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

              HMEU Fund I-C, Inc.
--------- -------------------------------------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                        (a) [ ]
                                                                                        (b) [X]

--------- -------------------------------------------------------------------------------------------------------------
3         SEC USE ONLY

--------- -------------------------------------------------------------------------------------------------------------
4         SOURCE OF FUNDS
             N/A
--------- -------------------------------------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEM 2(d) or 2(e)
                                                                                               [ ]
--------- -------------------------------------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Cayman Islands
-------------------------------------------- ------- ------------------------------------------------------------------
                                             7       SOLE VOTING POWER
                 NUMBER OF
                  SHARES                             0
               BENEFICIALLY
                 OWNED BY
                   EACH
                 REPORTING
                  PERSON
                   WITH
-------------------------------------------- ------- ------------------------------------------------------------------
                                             8       SHARED VOTING POWER

                                                     3,994,458
-------------------------------------------- ------- ------------------------------------------------------------------
                                             9       SOLE DISPOSITIVE POWER

                                                     0
-------------------------------------------- ------- ------------------------------------------------------------------
                                             10      SHARED DISPOSITIVE POWER

                                                     3,994,458
--------- -------------------------------------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          3,994,458
--------- -------------------------------------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
          EXCLUDES CERTAIN SHARES
                                                                                               [ ]
--------- -------------------------------------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          10.1%
--------- -------------------------------------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

          CO
========= =============================================================================================================

* The reporting person expressly disclaims (i) the existence of any group and (ii) beneficial ownership with respect to any shares other than the shares owned of record by such reporting person. See Item 5.


Item 1.           Security and Issuer

                  This Amendment No. 1 amends and restates the Statement on
Schedule 13D filed on December 12, 2000. The class of equity securities to which this Schedule 13D/A (this "Statement") relates is the Common Stock par value $0.001 per share (the "Common Stock") of Microtune, Inc. (the "Company"). The address of the Company's principal executive offices is 2540 East Plano Parkway, Suite 188, Plano, Texas 75074.



Item 2.         Identity and Background

         (a)    Name of Person(s) Filing this Statement (the "Filing Parties"):
                --------------------------------------------------------------

                Mr. Thomas O. Hicks;

                HM 1-FOF Coinvestors Cayman, L.P., a Cayman Islands limited partnership ("HM 1-FOF");

                Hicks, Muse GP Partners L.A. Cayman, L.P., a Cayman Islands limited partnership ("GP Partners L.A.");

                Hicks, Muse Latin America Fund GP Cayman, L.L.C., a Cayman Islands limited liability company ("Latin America Fund");

                HMTF Equity Fund IV (1999) Cayman, L.P., a Cayman Islands limited partnership ("HMTF Equity Fund");

                HMTF Private Equity Fund IV (1999) Cayman, L.P., a Cayman Islands limited partnership ("HMTF Private Equity");

                HM Equity Fund IV/GP Cayman, L.P., a Cayman Islands limited partnership ("HM Equity Fund IV/GP");

                Hicks, Muse PG-IV (1999), C.V., a limited partnership organized under the laws of the Netherlands ("PG-IV");

                HM Equity Fund IV/GP Partners (1999), C.V., a limited partnership organized under the laws of the Netherlands ("HM Equity Partners");

                HM 4-P Coinvestors Cayman, L.P., a Cayman Islands limited partnership ("HM 4-P");

                HM 4-EN Coinvestors Cayman, L.P., a Cayman Islands limited partnership ("HM 4-EN");

                HM 4-EQ Coinvestors Cayman, L.P., a Cayman Islands limited partnership ("HM 4-EQ");

                HM GP Partners IV Cayman, L.P., a Cayman Islands limited partnership ("HM GP Partners");

                HM Fund IV Cayman, LLC, a Cayman Islands limited liability company ("HM Fund IV");

                HMEU 1-EN Coinvestors, L.P., a Cayman Islands limited partnership ("HMEU 1-EN");

                  HMEU 1-EQ Coinvestors, L.P., a Cayman Islands limited partnership ("HMEU 1-EQ");

                  HMEU 1-P Coinvestors, L.P., a Cayman Islands limited partnership ("HMEU 1-P");

                  HMEU Intermediate Partners I-C, L.P., a Cayman Islands limited partnership ("HMEU Intermediate");

                  HMTF Europe Fund Cayman, L.P., a Cayman Islands limited partnership ("HMTF Europe");

                  HMTF Europe Private Fund Cayman, L.P., a Cayman Islands limited partnership ("HMTF Europe Private");

                  HM PG Europe I, C.V., a limited partnership organized under the laws of the Netherlands ("HM PG");

                  HMEU Fund I-C, Inc., a Cayman Islands corporation ("HMEU Fund I-C");


         (b) - (c)

                  Mr. Thomas O. Hicks

                  Mr. Thomas O. Hicks is a partner of Hicks, Muse, Tate & Furst Incorporated ("Hicks Muse"), a private investment firm primarily engaged in leveraged acquisitions, recapitalizations and other investment activities. Mr. Hicks is also the sole member of Latin America Fund, which is the sole general partner of GP Partners L.A., which is the sole general partner of HM 1-FOF. Mr. Hicks is also the sole member of HM Fund IV, which is the sole general partner of HM GP Partners, which is the sole general partner of HM 4-EQ, HM 4-EN, HM 4-P, and HM Equity Partners, which is the sole general partner of PG-IV. HM GP Partners is also the sole general partner of HM Equity Fund IV/GP, which is the sole general partner of HMTF Private Equity and HMTF Equity Fund. Mr. Hicks is also the sole member and sole director of HMEU Fund I-C, which is the sole general partner of HMTF Europe, HMTF Europe Private and HM PG. HMEU Fund I-C is also the sole general partner of HMEU Intermediate, which is the sole general partner of HMEU 1-EN, HMEU 1-EQ, and HMEU 1-P. The business address of Mr. Hicks is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950.

                  HM 1-FOF

                  HM 1-FOF is a Cayman Islands limited partnership, the principal business of which is to invest directly or indirectly in various companies. The business address of HM 1-FOF, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13 D of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), information with respect to GP Partners L.A., the sole general partner of HM 1-FOF, is set forth below.

                  GP Partners L.A.

                  GP Partners L.A. is a Cayman Islands limited partnership, the principal business of which is to serve as the sole general partner in various limited partnerships, including HM 1-FOF. The business address of GP Partners L.A., which also serves as its principal office, is 200 Crescent Court, Suite

1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13 D of the Exchange Act, information with respect to Latin America Fund, the sole general partner of GP Partners L.A., is set forth below.

                  Latin America Fund

                  Latin America Fund is a Cayman Islands limited liability company, the principal business of which is serving as the sole general partner in various limited partnerships, including GP Partners L.A. The business address of Latin America Fund, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13D of the Exchange Act, information with respect to Thomas O. Hicks, the sole member of Latin America Fund, is as previously set forth in this
Item 2(b).

                  HMTF Equity Fund

                  HMTF Equity Fund is a Cayman Islands limited partnership, the principal business of which is to invest directly or indirectly in various companies. The business address of HMTF Equity Fund, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13D of the Exchange Act, information with respect to HM Equity Fund IV/GP, the sole general partner of HMTF Equity Fund is set forth below.

                  HMTF Private Equity

                  HMTF Private Equity is a Cayman Islands limited partnership, the principal business of which is to invest directly or indirectly in various companies. The business address of HMTF Private Equity, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13D of the Exchange Act, information with respect to HM Equity Fund IV/GP, the sole general partner of HMTF Private Equity is set forth below.

                  HM Equity Fund IV/GP

                  HM Equity Fund IV/GP is a Cayman Islands limited partnership, the principal business of which is serving as the sole general partner of various limited partnerships, including HMTF Equity Fund and HMTF Private Equity. The business address of HM Equity Fund IV/GP, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13D of the Exchange Act, information with respect to HM GP Partners, the sole general partner of HM Equity Fund IV/GP, is set forth below.

                  PG-IV

                  PG-IV is a limited partnership organized under the laws of the Netherlands, the principal business of which is to invest directly or indirectly in various companies. The business address of PG-IV, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13 D of the Exchange Act, information with respect to HM Equity Partners, the sole general partner of PG-IV, is set forth below.

                  HM Equity Partners

                  HM Equity Partners is a limited partnership organized under the laws of the Netherlands, the principal business of which is to serve as the sole general partner of PG-IV. The business address of HM Equity Partners, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13 D of the Exchange Act, information with respect to HM GP Partners, the sole general partner of HM Equity Partners, is set forth below.

                  HM 4-P

                  HM 4-P is a Cayman Islands limited partnership, the principal business of which is to invest directly or indirectly in various companies. The business address of HM 4-P, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13 D of the Exchange Act, information with respect to HM GP Partners, the sole general partner of HM 4-P, is set forth below.

                  HM 4-EN

                  HM 4-EN is a Cayman Islands limited partnership, the principal business of which is to invest directly or indirectly in various companies. The business address of HM 4-EN, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13 D of the Exchange Act, information with respect to HM GP Partners, the sole general partner of HM 4-EN, is set forth below.

                  HM 4-EQ

                  HM 4-EQ is a Cayman Islands limited partnership, the principal business of which is to invest directly or indirectly in various companies. The business address of HM 4-EQ, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13 D of the Exchange Act, information with respect to HM GP Partners, the sole general partner of HM 4-EQ, is set forth below.

                  HM GP Partners

                  HM GP Partners is a Cayman Islands limited partnership, the principal business of which is serving as the sole general partner in various limited partnerships, including HM Equity Fund IV/GP, HM Equity Partners, HM 4-P, HM 4-EN, and HM 4-EQ. The business address of HM GP Partners, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13D of the Exchange Act, information with respect to HM Fund IV, the sole general partner of HM GP Partners, is set forth below.

                  HM Fund IV

                  HM Fund IV is a Cayman Islands limited liability company, the principal business of which is serving as the sole general partner of HM GP Partners. The business address of HM Fund IV, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to

Instruction C to Schedule 13D of the Exchange Act, information with respect to Thomas O. Hicks, the sole member of HM Fund IV, is as previously set forth in this Item 2(b).

                  HMEU 1-EN

                  HMEU 1-EN is a Cayman Islands limited partnership, the principal business of which is to invest directly or indirectly in various companies. The business address of HMEU 1-EN, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13 D of the Exchange Act, information with respect to HMEU Intermediate, the sole general partner of HMEU 1-EN, is set forth below.

                  HMEU 1-EQ

                  HMEU 1-EQ is a Cayman Islands limited partnership, the principal business of which is to invest directly or indirectly in various companies. The business address of HMEU 1-EQ, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13 D of the Exchange Act, information with respect to HMEU Intermediate, the sole general partner of HMEU 1-EQ, is set forth below.

                  HMEU 1-P

                  HMEU 1-P is a Cayman Islands limited partnership, the principal business of which is to invest directly or indirectly in various companies. The business address of HMEU 1-P, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13 D of the Exchange Act, information with respect to HMEU Intermediate, the sole general partner of HMEU 1-P, is set forth below.

                  HMEU Intermediate

                  HMEU Intermediate is a Cayman Islands limited partnership, the principal business of which is serving as the sole general partner in various limited partnerships, including HMEU 1-EN, HMEU 1-EQ and HMEU 1-P. The business address of HMEU Intermediate, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13 D of the Exchange Act, information with respect to HMEU Fund I-C, the sole general partner of HMEU Intermediate, is set forth below.

                  HMTF Europe

                  HMTF Europe is a Cayman Islands limited partnership, the principal business of which is to invest directly or indirectly in various companies. The business address of HMTF Europe, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13 D of the Exchange Act, information with respect to HMEU Fund I-C, the sole general partner of HMTF Europe, is set forth below.

                  HMTF Europe Private

                  HMTF Europe Private is a Cayman Islands limited partnership, the principal business of which is to invest directly or indirectly in various companies. The business address of HMTF Europe Private, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13 D of the Exchange Act, information with respect to HMEU Fund I-C, the sole general partner of HMTF Europe Private, is set forth below.

                  HM PG

                  HM PG is a limited partnership organized under the laws of the Netherlands, the principal business of which is to invest directly or indirectly in various companies. The business address of HM PG, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13 D of the Exchange Act, information with respect to HMEU Fund I-C, the sole general partner of HM PG, is set forth below.

                  HMEU Fund I-C

                  HMEU Fund I-C is a Cayman Islands company, the principal business of which is serving as the sole general partner in various limited partnerships, including HMTF Intermediate, HMTF Europe, HMTF Europe Private, and HM PG. The business address of HMEU Fund I-C, which also serves as its principal office, is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. Pursuant to Instruction C to Schedule 13D of the Exchange Act, the name, residence or business address, and present occupation or employment of each director, executive officer and controlling person of HMEU Fund I-C, are as follows:

                  Mr. Hicks is an executive officer of HMEU Fund I-C. Information with respect to Mr. Hicks is as previously set forth in this Item 2(b). In addition, each of John R. Muse, Charles W. Tate, Jack D. Furst and Dan
H. Blanks is presently an executive officer of HMEU Fund I-C.

                  The principal business address of each Messrs. Muse, Tate, Furst and Blanks is 200 Crescent Court Suite 1600, Dallas, Texas 75201. Each of Messrs. Muse, Tate, Furst and Blanks is presently an executive officer of Hicks Muse, a private investment firm primarily engaged in leveraged acquisitions, recapitalizations and other principal investing activities.

         (d) None of the Filing Parties or persons identified in this Item 2 has, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

         (e) None of the Filing Parties or persons identified in this Item 2 has, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violations with respect to such laws.

         (f) All of the natural persons identified in this Item 2 are citizens of the United States of America.

Item 3.           Source and Amount of Funds or Other Consideration

                  On October 10, 2000, HMTF Temic/Microtune Cayman, L.P., a Cayman Islands limited partnership ("Temic"), made a pro-rata distribution without consideration, of shares of Common Stock to its partners, including the Filing Parties. Temic acquired such shares of Common Stock upon conversion of Series D and Series E Preferred Stock of the Company, which shares were purchased by Temic prior to the Company's initial public offering of the Common Stock (and registration of such Common Stock pursuant to Section 12 of the Exchange Act).


Item 4.           Purpose of Transaction

                  The shares of Common Stock received by the Filing Parties described in Item 3 to this Statement were acquired as a result of the pro-rata distribution without consideration of shares of Common Stock of the Company from Temic to its partners and are being held by such Filing Parties for investment purposes. The Filing Parties intend to review continuously their position in the Company. Depending upon future evaluations of the business prospects of the Company and upon other developments, including, but not limited to, general economic and business conditions and stock market conditions, the Filing Parties may retain or from time to time increase their holdings or dispose of all or a portion of their holdings, subject to any applicable legal and contractual restrictions on their ability to do so.

                  In addition, pursuant to and in accordance with the provisions of Rule 144 promulgated under the Securities Act of 1933, the Filing Parties have and will from time to time sell shares of Common Stock. Up to and including sales made on August 6, 2001, the Filing Parties have sold shares of Common Stock in the following amounts since the filing of the original Schedule 13D:

Filing Party                    No. of Shares             Price/Share             Date
------------                    -------------             -----------             ----
                                                          (approximate)
                                                          -------------
HMTF Europe                     33,993                    21.19                   7/31/01
                                92,684                    20.14                   8/1/01
                                38,524                    20.38                   8/2/01
                                38,524                    20.25                   8/3/01
                                11,331                    20.06                   8/6/01

HMTF Europe Private             406                       21.19                   7/31/01
                                1,108                     20.14                   8/1/01
                                461                       20.38                   8/2/01
                                461                       20.25                   8/3/01
                                135                       20.06                   8/6/01

HM PG                           2,511                     21.19                   7/31/01


                                    Page 30

Filing Party                    No. of Shares             Price/Share             Date
------------                    -------------             -----------             ----
                                                          (approximate)
                                                          -------------

                                6,848                     20.14                   8/1/01
                                2,846                     20.38                   8/2/01
                                2,846                     20.25                   8/3/01
                                837                       20.06                   8/6/01

HMEU 1-EQ                       437                       21.19                   7/31/01
                                1,190                     20.14                   8/1/01
                                495                       20.38                   8/2/01
                                495                       20.25                   8/3/01
                                146                       20.06                   8/6/01

HMEU 1-P                        90                        21.19                   7/31/01
                                246                       20.14                   8/1/01
                                102                       20.38                   8/2/01
                                102                       20.25                   8/3/01
                                30                        20.06                   8/6/01

HMEU 1-EN                       58                        21.19                   7/31/01
                                158                       20.14                   8/1/01
                                66                        20.38                   8/2/01
                                66                        20.25                   8/3/01
                                19                        20.06                   8/6/01

HM 1-FOF                        3                         21.19                   7/31/01
                                9                         20.14                   8/1/01
                                4                         20.38                   8/2/01
                                4                         20.25                   8/3/01
                                1                         20.06                   8/6/01

HMTF Equity Fund                34,712                    21.19                   7/31/01
                                94,648                    20.14                   8/1/01
                                39,340                    20.38                   8/2/01
                                39,340                    20.25                   8/3/01
                                11,571                    20.06                   8/6/01

HMTF Private Equity             246                       21.19                   7/31/01
                                671                       20.14                   8/1/01
                                279                       20.38                   8/2/01
                                279                       20.25                   8/3/01
                                82                        20.06                   8/6/01

HM 4-EN                         101                       21.19                   7/31/01
                                277                       20.14                   8/1/01


                                    Page 31

Filing Party                    No. of Shares             Price/Share             Date
------------                    -------------             -----------             ----
                                                          (approximate)
                                                          -------------

                                115                       20.38                   8/2/01
                                115                       20.25                   8/3/01
                                34                        20.06                   8/6/01

HM 4-P                          28                        21.19                   7/31/01
                                75                        20.14                   8/1/01
                                31                        20.38                   8/2/01
                                31                        20.25                   8/3/01
                                9                         20.06                   8/6/01

HM 4-EQ                         567                       21.19                   7/31/01
                                1,547                     20.14                   8/1/01
                                643                       20.38                   8/2/01
                                643                       20.25                   8/3/01
                                189                       20.06                   8/6/01

PG-IV                           1,848                     21.19                   7/31/01
                                5,039                     20.14                   8/1/01
                                2,094                     20.38                   8/2/01
                                2,094                     20.25                   8/3/01
                                616                       20.06                   8/6/01


                In addition, the matters set forth in Item 6 below are incorporated in this Item 4 by reference as if fully set forth herein.

                Except as set forth in this Item 4 (including the matters described in Item 6 below which are incorporated in this Item 4 by reference), the Filing Parties have no present plans or proposals that relate to or that would result in any actions specified in clauses (a) through (j) of Item 4 of
Schedule 13D of the Exchange Act.

Item 5.           Interest in Securities of Issuer

                (a)

                           (1) Following the transactions described in Item 4,
                  Mr. Hicks may be deemed to beneficially own in the aggregate 8,045,916 shares of the Common Stock of the Company, representing approximately 20.4% of the outstanding shares of Common Stock. Of such shares, Mr. Hicks has sole voting and dispositive power with respect to 44,939 shares, and shared voting and dispositive power with respect to 8,000,977 shares as a result of the relationships described in paragraph (b)(1) below.

                           (2) Following the transactions described in Item 4,
                  HM 1-FOF may be deemed to beneficially own in the aggregate 336 shares of the Common Stock of the Company, representing approximately less than 0.1% of the outstanding shares of Common Stock. Of such shares, HM 1-FOF has sole voting and dispositive power with respect to no shares, and shared voting and dispositive power with respect to 336 shares as a result of the relationships described in paragraph (b)(2) below.

                           (3) Following the transactions described in Item 4,
                  GP Partners L.A. may be deemed to beneficially own in the aggregate 336 shares of the Common Stock of the Company, representing approximately less than 0.1% of the outstanding shares of Common Stock. Of such shares, GP Partners L.A. has sole voting and dispositive power with respect to no shares, and shared voting and dispositive power with respect to 336 shares as a result of the relationships described in paragraph
                  (b)(3) below.

                           (4) Following the transactions described in Item 4,
                  Latin America Fund may be deemed to beneficially own in the aggregate 336 shares of the Common Stock of the Company, representing approximately less than 0.1% of the outstanding shares of Common Stock. Of such shares, Latin America Fund has sole voting and dispositive power with respect to no shares, and shared voting and dispositive power with respect to 336 shares as a result of the relationships described in paragraph
                  (b)(4) below.

                           (5) Following the transactions described in Item 4,
                  HMTF Equity Fund may be deemed to beneficially own in the aggregate 3,698,007 shares of the Common Stock of the Company, representing approximately 9.4% of the outstanding shares of Common Stock. Of such shares, HMTF Equity Fund has sole voting and dispositive power with respect to no shares, and shared voting and dispositive power with respect to 3,698,007 shares as a result of the relationships described in paragraph (b)(5) below.

                           (6) Following the transactions described in Item 4,
                  HMTF Private Equity may be deemed to beneficially own in the aggregate 26,196 shares of the Common Stock of the Company, representing approximately 0.1% of the outstanding shares of Common Stock. Of such shares, HMTF Private Equity has sole voting and dispositive power with respect to no shares, and shared voting and dispositive power with respect to 26,196 shares as a result of the relationships described in paragraph
                  (b)(6) below.

                           (7) Following the transactions described in Item 4,
                  HM Equity Fund IV/GP may be deemed to beneficially own in the aggregate 3,724,203 shares of the Common Stock of the Company, representing approximately 9.5% of the outstanding shares of Common Stock. Of such shares, HM Equity Fund IV/GP has sole voting and dispositive power with respect to no shares, and shared voting and dispositive power with respect to 3,724,203 shares as a result of the relationships described in paragraph
                  (b)(7) below.

                           (8) Following the transactions described in Item 4,
                  PG-IV may be deemed to beneficially own in the aggregate 196,877 shares of the Common Stock of the Company, representing approximately 0.5% of the outstanding shares of Common Stock. Of such shares, PG-IV has sole voting and dispositive power with respect to no shares, and shared voting and dispositive power with respect to 196,877 shares as a result of the relationships described in paragraph (b)(8) below.

                           (9) Following the transactions described in Item 4,
                  HM Equity Partners may be deemed to beneficially own in the aggregate 196,877 shares of the Common Stock of the Company, representing approximately 0.5% of the outstanding shares of Common Stock. Of such shares, HM Equity Partners has sole voting and dispositive power with respect to no shares, and shared voting and dispositive power with respect to 196,877 shares as a result of the relationships described in paragraph
                  (b)(9) below.

                           (10) Following the transactions described in Item 4,
                  HM 4-P may be deemed to beneficially own in the aggregate 2,931 shares of the Common Stock of the Company, representing approximately less than 0.1% of the outstanding shares of Common Stock. Of such shares, HM 4-P has sole voting and dispositive power with respect to no shares, and shared voting and dispositive power with respect to 2,931 shares as a result of the relationships described in paragraph (b)(10) below.

                           (11) Following the transactions described in Item 4,
                  HM 4-EN may be deemed to beneficially own in the aggregate 10,803 shares of the Common Stock of the Company, representing approximately less than 0.1% of the outstanding shares of Common Stock. Of such shares, HM 4-EN has sole voting and dispositive power with respect to no shares, and shared voting and dispositive power with respect to 10,803 shares as a result of the relationships described in paragraph (b)(11) below.

                           (12) Following the transactions described in Item 4,
                  HM 4-EQ may be deemed to beneficially own in the aggregate 60,445 shares of the Common Stock of the Company, representing approximately 0.2% of the outstanding shares of Common Stock. Of such shares, HM 4-EQ has sole voting and dispositive power with respect to no shares, and shared voting and dispositive power with respect to 60,445 shares as a result of the relationships described in paragraph (b)(12) below.

                           (13) Following the transactions described in Item 4,
                  HM GP Partners may be deemed to beneficially own in the aggregate 3,995,259 shares of the Common Stock of the Company, representing approximately 10.1% of the outstanding shares of Common Stock. Of such shares, HM GP Partners has sole voting and dispositive power with respect to no shares, and shared voting and dispositive power with respect to 3,995,259 shares as a result of the relationships described in paragraph
                  (b)(13) below.

                           (14) Following the transactions described in Item 4,
                  HM Fund IV may be deemed to beneficially own in the aggregate

                  3,995,259 shares of the Common Stock of the Company, representing approximately 10.1% of the outstanding shares of Common Stock. Of such shares, HM Fund IV has sole voting and dispositive power with respect to no shares, and shared voting and dispositive power with respect to 3,995,259 shares as a result of the relationships described in paragraph (b)(14) below.

                           (15) Following the transactions described in Item 4,
                  HMEU 1-EN may be deemed to beneficially own in the aggregate 6,187 shares of the Common Stock of the Company, representing approximately less than 0.1% of the outstanding shares of Common Stock. Of such shares, HMEU 1-EN has sole voting and dispositive power with respect to no shares, and shared voting and dispositive power with respect to 6,187 shares as a result of the relationships described in paragraph (b)(15) below.

                           (16) Following the transactions described in Item 4,
                  HMEU 1-EQ may be deemed to beneficially own in the aggregate 46,502 shares of the Common Stock of the Company, representing approximately 0.1% of the outstanding shares of Common Stock. Of such shares, HMEU 1-EQ has sole voting and dispositive power with respect to no shares, and shared voting and dispositive power with respect to 46,502 shares as a result of the relationships described in paragraph (b)(16) below.

                           (17) Following the transactions described in Item 4,
                  HMEU 1-P may be deemed to beneficially own in the aggregate 9,612 shares of the Common Stock of the Company, representing approximately less than 0.1% of the outstanding shares of Common Stock. Of such shares, HMEU 1-P has sole voting and dispositive power with respect to no shares, and shared voting and dispositive power with respect to 9,612 shares as a result of the relationships described in paragraph (b)(17) below.

                           (18) Following the transactions described in Item 4,
                  HMEU Intermediate may be deemed to beneficially own in the aggregate 62,301 shares of the Common Stock of the Company, representing approximately 0.2% of the outstanding shares of Common Stock. Of such shares, HMEU Intermediate has sole voting and dispositive power with respect to no shares, and shared voting and dispositive power with respect to 62,301 shares as a result of the relationships described in paragraph
                  (b)(18) below.

                           (19) Following the transactions described in Item 4,
                  HMTF Europe may be deemed to beneficially own in the aggregate 3,621,304 shares of the Common Stock of the Company, representing approximately 9.2% of the outstanding shares of Common Stock. Of such shares, HMTF Europe has sole voting and dispositive power with respect to no shares, and shared voting and dispositive power with respect to 3,621,304 shares as a result of the relationships described in paragraph (b)(19) below.

                           (20) Following the transactions described in Item 4,
                  HMTF Europe Private may be deemed to beneficially own in the aggregate 43,303 shares of the Common Stock of the Company, representing approximately 0.1% of the outstanding shares of Common Stock. Of such shares, HMTF Europe Private has sole voting and dispositive power with respect to no shares, and shared voting and dispositive power with respect to 43,303 shares as a result of the relationships described in paragraph
                  (b)(20) below.

                           (21) Following the transactions described in Item 4,
                  HM PG may be deemed to beneficially own in the aggregate 267,550 shares of the Common Stock of the Company, representing approximately 0.7% of the outstanding shares of Common Stock. Of such shares, HM PG has sole voting and dispositive power with respect to no shares, and shared voting and dispositive power with respect to 267,550 shares as a result of the relationships described in paragraph (b)(21) below.

                           (22) Following the transactions described in Item 4,
                  HMEU Fund I-C may be deemed to beneficially own in the aggregate 3,994,458 shares of the Common Stock of the Company, representing approximately 10.1% of the outstanding shares of Common Stock. Of such shares, HMEU Fund I-C has sole voting and dispositive power with respect to no shares, and shared voting and dispositive power with respect to 3,994,458 shares as a result of the relationships described in paragraph
                  (b)(22) below.

                (b)
                           (1) Of the 43,685 shares of Common Stock for which
                  Mr. Hicks has sole voting and dispositive power, 38,669 shares are held of record by Mr. Hicks, and 5,016 shares are held of record by Mr. Hicks as the trustee of certain trusts for the benefit of Mr. Hicks' children. Of the 8,000,977 shares of Common Stock for which Mr. Hicks has shared voting and dispositive power, 336 shares of Common Stock are owned of record by HM 1-FOF; 3,698,007 shares of Common Stock are owned of record by HMTF Equity Fund; 26,196 shares of Common Stock are owned of record by HMTF Private Equity; 196,877 shares of Common Stock are owned of record by PG-IV; 2,931 shares of Common Stock are owned of record by HM 4-P; 10,803 shares of Common Stock are owned of record by HM 4-EN; 60,445 shares of Common Stock are owned of record by HM 4-EQ; 6,187 shares of Common Stock are owned of record by HMEU 1-EN; 46,502 shares of Common Stock are owned of record by HMEU 1-EQ; 9,612 shares of Common Stock are owned of record by HMEU 1-P; 3,621,304 shares of Common Stock are owned of record by HMTF Europe; 43,303 shares of Common Stock are owned of record by HMTF Europe Private; 267,550 shares of Common Stock are owned of record by HM PG; 1,266 shares of Common Stock are owned of record by TOH, Jr. Ventures, Ltd.; 9,658 shares of Common Stock are owned of record by TOH Investors, L.P.; and 1,254 shares held of record by MHH Ventures, Ltd.

                           GP Partners L.A. is the general partner of HM 1-FOF
                  and, therefore, may be deemed to be the beneficial owner of the shares of Common Stock owned of record by HM 1-FOF. Latin America Fund is the general partner of GP Partners L.A. and, therefore, may be deemed to be the beneficial owner of the shares beneficially owned by GP Partners L.A. Mr. Hicks is the sole member of Latin America Fund and, therefore, may be deemed to be the beneficial owner of the shares of Common Stock beneficially owned by Latin America Fund.

                           HM Equity Fund IV/GP is the general partner of HMTF
                  Equity Fund and HMTF Private Equity and, therefore, may be deemed to be the beneficial owner of the shares of Common Stock owned of record by HMTF Equity Fund and HMTF Private Equity. HM Equity Partners is the general partner of PG-IV, and therefore, may be deemed to be the beneficial owner of the shares of Common Stock owned of record by PG-IV. HM GP Partners is the general partner of HM Equity Fund IV/GP, HM Equity Partners, HM 4-EQ, HM 4-EN and HM 4-P and, therefore, may be deemed to be the beneficial owner of the shares of Common Stock beneficially owned by HM Equity Fund IV/GP and HM Equity Partners and may be deemed to be the beneficial owner of the shares of Common Stock owned of record by HM 4-EQ, HM 4-EN and HM 4-P. HM Fund IV is the general partner of HM GP Partners and, therefore, may be deemed to be the beneficial owner of the shares of Common Stock beneficially owned by HM GP Partners. Mr. Hicks is the sole director and sole member of HM Fund IV and, therefore, may be deemed to be the beneficial owner of the shares of Common Stock beneficially owned by HM Fund IV.
                           HMEU Intermediate is the general partner of HMEU
                  1-EN, HMEU 1-EQ and HMEU 1-P and, therefore, may be deemed to be the beneficial owner of the shares of Common Stock held of record by HMEU 1-EN, HMEU 1-EQ, and HMEU 1-P. HMEU Fund I-C is the general partner of HMEU Intermediate, HMTF Europe, HMTF Europe Private and HM PG and, therefore, may be deemed to be the beneficial owner of the shares held of record by HMTF Europe, HMTF Europe Private and HM PG, and may be deemed to be the beneficial owner of the shares of Common Stock beneficially owned by HMEU Intermediate. Mr. Hicks is the sole director and sole member of HMEU Fund I-C and, therefore, may be deemed to be the beneficial owner of the shares of Common Stock beneficially owned by HMEU Fund I-C.

                           TOH Management Company, LLC, a limited liability
                  company whose sole member is Mr. Hicks, is the sole general partner of each of TOH, Jr. Ventures, Ltd., TOH Investors, L.P. and MHH Ventures, Ltd. Therefore, Mr. Hicks may be deemed to be the beneficial owner of the shares of Common Stock owned of record by TOH, Jr. Ventures, Ltd., TOH Investors, L.P. and MHH Ventures, Ltd.

                           (2) Of the 336 shares of Common Stock for which HM
                  1-FOF has shared voting and dispositive power, 336 of such shares are held of record by HM 1-FOF.

                           (3) Of the 336 shares of Common Stock for which GP
                  Partners L.A. has shared voting and dispositive power, none of such shares are held of record by GP Partners L.A., and 336 of such shares are held of record by HM 1-FOF. GP Partners L.A. is the general partner of HM 1-FOF and, therefore, may be deemed to be the beneficial owner of the shares owned of record by HM 1-FOF.

                           (4) Of the 336 shares of Common Stock for which Latin
                  America Fund has shared voting and dispositive power, none of such shares are held of record by Latin America Fund, and 336 of such shares may be beneficially owned by Latin America Fund. Latin America Fund is the general partner of GP Partners L.A. and, therefore, may be deemed to be the beneficial owner of the shares beneficially owned by GP Partners L.A.

                           (5) Of the 3,698,007 shares of Common Stock for which
                  HMTF Equity Fund has shared voting and dispositive power, 3,698,007 of such shares are held of record by HMTF Equity Fund.

                           (6) Of the 26,196 shares of Common Stock for which
                  HMTF Private Equity has shared voting and dispositive power, 26,196 of such shares are held of record by HMTF Private Equity.

                           (7) Of the 3,724,203 shares of Common Stock for which
                  HM Equity Fund IV/GP has shared voting and dispositive power, none of such shares are held of record by HM Equity Fund IV/GP, and 3,698,007 of such shares are held of record by HMTF Equity Fund and 26,196 of such shares are held of record by HMTF Private Equity. Equity Fund IV/GP is the general partner of HMTF Equity Fund and HMTF Private Equity and, therefore, may be deemed to be the beneficial owner of the shares owned of record by both HMTF Equity Fund and HMTF Private Equity.

                           (8) Of the 196,877 shares of Common Stock for which
                  PG-IV has shared voting and dispositive power, 196,877 of such shares are held of record by PG-IV.

                           (9) Of the 196,877 shares of Common Stock for which
                  HM Equity Partners has shared voting and dispositive power, none of such shares are held of record by HM Equity Partners, and 196,877 of such shares are held of record by PG-IV. HM Equity Partners is the general partner of PG-IV and, therefore, may be deemed to be the beneficial owner of the shares owned of record by PG-IV.

                           (10) Of the 2,931 shares of Common Stock for which HM
                  4-P has shared voting and dispositive power, 2,931 of such shares are held of record by HM 4-P.

                           (11) Of the 10,803 shares of Common Stock for which
                  HM 4-EN has shared voting and dispositive power, 10,803 of such shares are held of record by HM 4-EN.

                           (12) Of the 60,445 shares of Common Stock for which
                  HM 4-EQ has shared voting and dispositive power, 60,445 of such shares are held of record by HM 4-EQ.

                           (13) Of the 3,995,259 shares of Common Stock for
                  which HM GP Partners has shared voting and dispositive power, none of such shares are held of record by HM GP Partners, and 60,445 of such shares are held of record by HM 4-EQ, 10,803 of such shares are held of record by HM 4-EN, 2,931 of such shares are held of record by HM 4-P, 196,877 of such shares are held of record by PG-IV, 3,698,007 of such shares are held of record by HMTF Equity Fund, and 26,196 of such shares are held of record by HMTF Private Equity. HM GP Partners is the general partner of Equity Fund IV/GP which is the general partner of HMTF Equity Fund and HMTF Private Equity and, therefore, may be deemed to be the beneficial owner of the shares owned of record by both HMTF Equity Fund and HMTF Private Equity. HM GP Partners is also the general partner of HM Equity Partners which is the general partner of PG-IV and, therefore, may be deemed to be the beneficial owner of the shares owned of record by PG-IV. HM GP Partners is also the general partner of HM 4-EQ, HM 4-EN and HM 4-P and, therefore, may be deemed to be the beneficial owner of the shares owned of record by HM 4-EQ, HM 4-EN and HM 4-P.

                           (14) Of the 3,995,259 shares of Common Stock for
                  which HM Fund IV has shared voting and dispositive power, none of such shares are held of record by HM Fund IV, and 3,995,259 of such shares may be deemed to be beneficially owned by HM Fund IV. HM Fund IV is the general partner of HM GP Partners and, therefore, may be deemed to be the beneficial owner of the shares beneficially owned by HM GP Partners.

                           (15) Of the 6,187 shares of Common Stock for which
                  HMEU 1-EN has shared voting and dispositive power, 6,187 of such shares are held of record by HMEU 1-EN.

                           (16) Of the 46,502 shares of Common Stock for which
                  HMEU 1-EQ has shared voting and dispositive power, 46,502 of such shares are held of record by HMEU 1-EQ.

                           (17) Of the 9,612 shares of Common Stock for which
                  HMEU 1-P has shared voting and dispositive power, 9,612 of such shares are held of record by HMEU 1-P.

                           (18) Of the 62,301 shares of Common Stock for which
                  HMEU Intermediate has shared voting and dispositive power, none of such shares are held of record by HMEU Intermediate, and 6,187 of such shares are held of record by HMEU 1-EN, 46,502 of such shares are held of record by HMEU 1-EQ and 9,612 of such shares are held of record by HMEU 1-P. HMEU Intermediate is the general partner of HMEU 1-EN, HMEU 1-EQ and HMEU 1-P and, therefore, may be deemed to be the beneficial owner of the shares owned of record by HMEU 1-EN, HMEU 1-EQ and HMEU 1-P.

                           (19) Of the 3,621,304 shares of Common Stock for
                  which HMTF Europe has shared voting and dispositive power, 3,621,304 of such shares are held of record by HMTF Europe.

                           (20) Of the 43,303 shares of Common Stock for which
                  HMTF Europe Private has shared voting and dispositive power, 43,303 of such shares are held of record by HMTF Europe Private.

                           (21) Of the 267,550 shares of Common Stock for which
                  HM PG has shared voting and dispositive power, 267,550 of such shares are held of record by HM PG.

                           (22) Of the 3,994,458 shares of Common Stock for
                  which HMEU Fund I-C has shared voting and dispositive power, none of such shares are held of record by HMEU Fund I-C, and 3,621,304 of such shares are held of record by HMTF Europe, 43,303 of such shares are held of record by HMTF Europe Private, 267,550 of such shares are held of record by HM PG, 6,187 of such shares are held of record by HMEU 1-EN, 46,502 of such shares are held of record by HMEU 1-EQ, and 9,612 of such shares are held of record by HMEU 1-P. HMEU Fund I-C is the general partner of HMTF Europe, HMTF Europe Private, and HM PG and, therefore, may be deemed to be the beneficial owner of the shares owned of record by HMTF Europe, HMTF Europe Private and HM PG. HMEU Fund I-C is also the general partner of HMEU Intermediate which is the general partner of HMEU 1-EN, HMEU 1-EQ, and HMEU 1-P and, therefore, may be deemed to be the beneficial owner of the shares owned of record by HMEU 1-EN, HMEU 1-EQ, and HMEU 1-P.

                  Each of the Filing Parties expressly disclaims (i) the existence of any group and (ii) beneficial ownership with respect to any shares of Common Stock covered by this Statement not owned by him or it of record.

                  (c) See Item 4.

                  (d) The right to receive dividends on, and proceeds from the sale of, the shares of Common Stock held of record by the applicable Filing Parties and beneficially owned by their respective sole general partners described in paragraphs (a) and (b) above is governed by the limited partnership and limited liability agreements, as applicable, of each of such entities, and such dividends or proceeds may be distributed with respect to numerous general and limited partnership or membership interests.

                  (e) Not applicable.


Item 6.

                  The rights to distributions, division of profits and other arrangements relating to the Company's securities owned of record by the applicable Filing Parties and their respective general and limited partners or members are governed exclusively by their respective limited partnership agreements and limited liability company regulations.

Item 7.           Material to be Filed as Exhibits

99.1 Joint Filing Agreement dated December 12, 2000 among Mr. Thomas O. Hicks, HM 1-FOF, GP Partners L.A., Latin America Fund, HMTF Equity Fund, HMTF Private Equity, HM Equity Fund IV/GP, PG-IV, HM Equity Partners, HM 4-P, HM 4-EN, HM 4-EQ, HM GP Partners, HM Fund IV, HMEU 1-EN, HMEU 1-EQ, HMEU 1-P, HMEU Intermediate, HMTF Europe, HMTF Europe Private, HM PG and HMEU Fund I-C. (1)

         ------------------------------------

         (1) Incorporated by reference to the Schedule 13D filed on behalf of Thomas O. Hicks on December 12, 2000.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


August 14, 2001                       By:                 *
--------------------------------          -------------------------------------
     Date                                      Thomas O. Hicks


                                      *By: /s/ David W. Knickel
                                          -------------------------------------
                                               David W. Knickel
                                               Attorney-in-Fact

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


 August 14, 2001            HM 1-FOF COINVESTORS CAYMAN, l.P.
-----------------------
      Date
                            By: HICKS, MUSE GP PARTNERS L.A.. CAYMAN, L.P.,
                                its general partner

                                By: HICKS, MUSE LATIN AMERICA FUND GP CAYMAN,
                                    L.L.C.,
                                    its general partner


                                    By: /s/ David W. Knickel
                                        ----------------------------------------
                                        David W. Knickel
                                        Vice President, Treasurer and Secretary

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


August 14, 2001             HICKS, MUSE GP PARTNERS L.A. CAYMAN, L.P.
------------------------
       Date
                            By: HICKS, MUSE LATIN AMERICA FUND GP CAYMAN, L.L.C.
                                its general partner

                                By: /s/ David W. Knickel
                                    ------------------------------------------
                                    David W. Knickel
                                    Vice President, Treasurer and Secretary

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


August 14, 2001                HICKS, MUSE LATIN AMERICA FUND GP CAYMAN, L.L.C.
--------------------------
     Date
                               By: /s/ David W. Knickel
                                   -------------------------------------------
                                   David W. Knickel
                                   Vice President, Treasurer and Secretary

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


August 14, 2001          HMTF EQUITY FUND IV (1999) CAYMAN, L.P.
--------------------
     Date
                         By: HM EQUITY FUND IV/GP CAYMAN, L.P.,
                             its general partner

                             By: HM GP PARTNERS IV CAYMAN, L.P.,
                                 its general partner

                                 By: HM FUND IV CAYMAN, LLC,
                                     its general partner


                                     By: /s/ David W. Knickel
                                         ---------------------------------------
                                         David W. Knickel
                                         Vice President, Treasurer and Secretary

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


August 14, 2001       HMTF PRIVATE EQUITY FUND IV (1999) CAYMAN, L.P.
------------------
     Date
                      By: HM EQUITY FUND IV/GP CAYMAN, L.P.,
                          its general partner

                          By: HM GP PARTNERS IV CAYMAN, L.P.,
                              its general partner

                              By: HM FUND IV CAYMAN, LLC,
                                  its general partner


                                  By: /s/ David W. Knickel
                                      -----------------------------------------
                                      David W. Knickel
                                      Vice President, Treasurer and Secretary

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


August 14, 2001         HM EQUITY FUND IV/GP CAYMAN, L.P.
-------------------
     Date                   By: HM GP PARTNERS IV CAYMAN, L.P.,
                                its general partner

                                By: HM FUND IV CAYMAN, LLC,
                                    its general partner


                                 By: /s/ David W. Knickel
                                     ----------------------------------------
                                     David W. Knickel
                                     Vice President, Treasurer and Secretary

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


August 14, 2001        HICKS, MUSE PG-IV (1999), C.V.
------------------
     Date
                       By: HM EQUITY FUND IV/GP PARTNERS (1999), C.V.,
                           its general partner

                           By: HM GP PARTNERS IV CAYMAN, L.P.,
                               its general partner

                               By: HM FUND IV CAYMAN, LLC,
                                   its general partner


                                   By: /s/ David W. Knickel
                                       ---------------------------------------
                                       David W. Knickel
                                       Vice President, Treasurer and Secretary

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


August 14, 2001          HM EQUITY FUND IV/GP PARTNERS (1999), C.V.
-------------------
     Date
                         By: HM GP PARTNERS IV CAYMAN, L.P.,
                             its general partner

                             By: HM FUND IV CAYMAN, LLC,
                                 its general partner

                                 By: /s/ David W. Knickel
                                     ------------------------------------------
                                     David W. Knickel
                                     Vice President, Treasurer and Secretary

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


August 14, 2001             HM 4-P COINVESTORS CAYMAN, L.P.
-----------------------
     Date
                            By: HM GP PARTNERS IV CAYMAN, L.P.,
                                its general partner

                                By: HM FUND IV CAYMAN, LLC,
                                    its general partner


                                    By: /s/ David W. Knickel
                                        ---------------------------------------
                                        David W. Knickel
                                        Vice President, Treasurer and Secretary

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


August 14, 2001          HM 4-EN COINVESTORS CAYMAN, L.P.
---------------------
     Date
                         By:  HM GP PARTNERS IV CAYMAN, L.P.,
                              its general partner

                              By: HM FUND IV CAYMAN, LLC,
                                  its general partner

                                  By: /s/ David W. Knickel
                                      ----------------------------------------
                                      David W. Knickel
                                      Vice President, Treasurer and Secretary

                                                 SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


August 14, 2001           HM 4-EQ COINVESTORS CAYMAN, L.P.
---------------------
     Date
                          By:  HM GP PARTNERS IV CAYMAN, L.P.,
                               its general partner

                               By: HM FUND IV CAYMAN, LLC,
                                   its general partner


                               By: /s/ David W. Knickel
                                   ----------------------------------------
                                   David W. Knickel
                                   Vice President, Treasurer and Secretary

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


August 14, 2001                HM GP PARTNERS IV CAYMAN, L.P.
-------------------------
     Date
                               By: HM FUND IV CAYMAN, LLC,
                                   its general partner


                                   By: /s/ David W. Knickel
                                       ----------------------------------------
                                       David W. Knickel
                                       Vice President, Treasurer and Secretary

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


August 14, 2001                   HM FUND IV CAYMAN, LLC
----------------------------
     Date
                                  By: /s/ David W. Knickel
                                      ----------------------------------------
                                      David W. Knickel
                                      Vice President, Treasurer and Secretary

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


August 14, 2001           HMEU 1-EN COINVESTORS, L.P.
---------------------
     Date
                          By: HMEU INTERMEDIATE PARTNERS I-C, L.P.,
                              its general partner

                              By: HMEU FUND I-C, INC.,
                                  its general partner

                                   By: /s/ David W. Knickel
                                       ----------------------------------------
                                       David W. Knickel
                                       Vice President, Treasurer and Secretary

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


August 14, 2001            HMEU 1-EQ COINVESTORS, L.P.
----------------------
     Date
                           By: HMEU INTERMEDIATE PARTNERS I-C, L.P.,
                               its general partner

                               By: HMEU FUND I-C, INC.,
                                   its general partner

                                   By: /s/ David W. Knickel
                                       ----------------------------------------
                                       David W. Knickel
                                       Vice President, Treasurer and Secretary

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


August 14, 2001          HMEU 1-P COINVESTORS, L.P.
-------------------
     Date
                         By: HMEU INTERMEDIATE PARTNERS I-C, L.P.,
                             its general partner

                             By: HMEU FUND I-C, INC.,
                                 its general partner

                                 By: /s/ David W. Knickel
                                     ----------------------------------------
                                     David W. Knickel
                                     Vice President, Treasurer and Secretary

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


August 14, 2001           HMEU INTERMEDIATE PARTNERS I-C, L.P.
--------------------
     Date
                          By: HMEU FUND I-C, INC.,
                              its general partner


                              By: /s/ David W. Knickel
                                  -----------------------------------------
                                  David W. Knickel
                                  Vice President, Treasurer and Secretary

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


August 14, 2001              HMTF EUROPE FUND CAYMAN, L.P.
-----------------------
     Date
                             By: HMEU FUND I-C, INC.,
                                 its general partner


                                 By: /s/ David W. Knickel
                                     ----------------------------------------
                                     David W. Knickel
                                     Vice President, Treasurer and Secretary

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


August 14, 2001            HMTF EUROPE PRIVATE FUND CAYMAN, L.P.
---------------------
     Date
                           By: HMEU FUND I-C, INC.,
                               its general partner


                               By: /s/ David W. Knickel
                                   ----------------------------------------
                                   David W. Knickel
                                   Vice President, Treasurer and Secretary

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


August 14, 2001             HM PG EUROPE I, C.V.
----------------------
     Date
                            By: HMEU FUND I-C, INC.,
                                its general partner


                                By: /s/ David W. Knickel
                                    ----------------------------------------
                                    David W. Knickel
                                    Vice President, Treasurer and Secretary

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


August 14, 2001              HMEU FUND I-C, INC.
-----------------------
     Date
                             By: /s/ David W. Knickel
                                 ----------------------------------------
                                 David W. Knickel
                                 Vice President, Treasurer and Secretary

                                  EXHIBIT INDEX


         99.1 Joint Filing Agreement dated December 12, 2000 among Mr. Thomas O. Hicks, HM 1-FOF, GP Partners L.A., Latin America Fund, HMTF Equity Fund, HMTF Private Equity, HM Equity Fund IV/GP, PG-IV, HM Equity Partners, HM 4-P, HM 4-EN, HM 4-EQ, HM GP Partners, HM Fund IV, HMEU 1-EN, HMEU 1-EQ, HMEU 1-P, HMEU Intermediate, HMTF Europe, HMTF Europe Private, HM PG and HMEU Fund I-C. (1)

                  ------------------------------------

                  (1) Incorporated by reference to the Schedule 13D filed on behalf of Thomas O. Hicks on December 12, 2000.